Exhibit 4

SHARE REPURCHASE AGREEMENT

dated as of

May 28, 2021

between

SoftBank Group Capital Limited

and

SoFi Technologies, Inc.

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement, dated as of May 28, 2021 (this “Repurchase Agreement”), is made between SoftBank Group Capital Limited, a private limited company incorporated in England and Wales (“SBGC” or “Seller”) and wholly owned subsidiary of SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”) and SoFi Technologies, Inc., a newly-formed Delaware corporation (formerly known as Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation) (the “Company”).

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of January 7, 2021, as amended on March 16, 2021 (as it may be further amended, the “Merger Agreement”), by and among Plutus Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Company, Social Finance, Inc., a Delaware corporation (“SoFi”) and the other parties thereto, pursuant to which the Seller, and other holders of SoFi capital stock, received shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company;

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company entered into subscription agreements with the PIPE Investors, pursuant to which such PIPE Investors, substantially concurrently with the Effective Time, purchased shares of Common Stock from the Company (the proceeds received by the Company in such purchases, the “PIPE Proceeds”);

WHEREAS, immediately prior to the Effective Time (as defined in the Merger Agreement), SoftBank, indirectly through SBGC and SB Sonic HoldCo (UK) Limited (“SB Sonic”), beneficially owned 69,930,854 shares of capital stock of SoFi, including, (A) with respect to SBGC, (i) 614,425 shares of common stock, par value $0.0000025 per share, of the Company (the “SoFi Common Stock”); (ii) 6,634 shares of non-voting common stock, par value $0.0000025 per share (“SoFi Non-Voting Common Stock”); and (iii) 34,421,364 shares of preferred stock, each with a par value of $0.0000025 per share (“SoFi Preferred Stock”), including 117,860 shares of SoFi Series A Preferred Stock; 1,027,297 shares of SoFi Series B Preferred Stock; 31,825 shares of SoFi Series C Preferred Stock; 669,710 shares of SoFi Series D Preferred Stock; 514,034 shares of SoFi Series E Preferred Stock; 24,158,553 shares of SoFi Series F Preferred Stock; 5,644,720 shares of SoFi Series G Preferred Stock; and 2,257,365 shares of SoFi Series H Preferred Stock; and (B) with respect to SB Sonic, (i) 1,920,628 shares of SoFi Common Stock; (ii) 19,914 shares of SoFi Non-Voting Common Stock; and (iii) 32,947,889 shares of SoFi Preferred Stock, including 1,163,894 shares of SoFi Series A Preferred Stock; 348,616 shares of SoFi Series B Preferred Stock; 100,532 shares of SoFi Series C Preferred Stock; 9,548,184 shares of SoFi Series D Preferred Stock; 1,580,107 shares of SoFi Series E Preferred Stock; and 20,206,556 shares of SoFi Series F Preferred Stock;

WHEREAS, immediately after the consummation of the transactions contemplated by the Merger Agreement, SoftBank, indirectly through SBCG and SB Sonic beneficially own 132,796,731 shares of Common Stock, including (i) 68,111,494 shares of Common Stock held by SBGC and (ii) 64,685,237 shares of Common Stock held by SB Sonic; and

WHEREAS, the Company desires to use a portion of the PIPE Proceeds to purchase from the Seller, and the Seller wishes to sell to the Company, the Repurchase Shares (as defined below) on the terms and subject to the conditions set forth in this Repurchase Agreement (the “Repurchase Transaction”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Article 1
SALE AND REPURCHASE

1.1          Repurchase.

(a)          On the terms and subject to the conditions set forth in this Repurchase Agreement, on the Repurchase Closing Date (as defined below), the Seller shall sell and transfer to the Company, and the Company shall purchase from the Seller, 15,000,000 shares of Common Stock (the “Repurchase Shares”).

(b)          The aggregate purchase price for the Repurchase Shares (the “Repurchase Price”) shall be equal to $150,000,000 in the aggregate at $10 per share.

1.2          Closing.  The closing of the purchase of the Repurchase Shares (the “Repurchase Closing”) shall occur on the date hereof and be held at the offices of Morrison & Foerster LLP, at 250 West 55th Street, New York, New York 10019 at 10 a.m. New York City time, or such other date or place as the Company and the Seller may mutually agree, subject to the satisfaction or waiver of the conditions set forth in Section 1.3 below (the date on which the Repurchase Closing actually occurs is referred to herein as the “Repurchase Closing Date”).  At the Repurchase Closing:

(a)          the Seller shall deliver or cause to be delivered to the Company, as specified by the Company in Annex A, all right, title and interest in and to the Repurchase Shares free and clear of all liens, claims, security interests and other encumbrances (collectively, “Encumbrances”), together with all documentation reasonably necessary for transfer to the Company (which the Company and Seller agree shall include stock powers, in respect of which the Company will waive any medallion guaranty requirement); and

(b)          (i) the Company, shall immediately pay to the Seller in immediately available funds by wire transfer to the account specified by the Seller in Annex B the Repurchase Price, net of any fees, and expenses incurred, which are to be borne by the Company, as consideration for the Repurchase Shares.

1.3         Closing Condition.  The obligation of the Seller to sell the Repurchase Shares to the Company and the obligation of the Company to purchase and pay for the Repurchase Shares on the Repurchase Closing Date are subject to the condition that the representations and warranties of the Seller in Article 2 (in the case of the conditions to the Company’s obligations) and the Company in Article 3 (in the case of the conditions to the Seller’s obligations) shall be true and correct as of such Repurchase Closing Date as if then made.

1.4         SoFi Certificate.  Seller and the Company acknowledge and agree that in accordance with that certain instruction letter (“Instruction Letter”), dated as of the date hereof, delivered by the Company to Continental Stock Transfer & Trust Company (the “Transfer Agent”), the Transfer Agent has been instructed to reflect on its records that as of the immediately prior to the Effective Time, that certain certificate, dated September 25, 2015, representing 19,015,865 shares of SoFi Series F Preferred Stock (which physical certificate is labeled Certificate Number PF-1 and is referred to in the records of SoFi as Security Number PF-3) held in the name of Seller (the “SoftBank Certificate”) has been cancelled and the shares of Series F Preferred Stock previously represented by such SoftBank Certificate have been issued in uncertificated (book-entry) form, and that as of the Effective Time 36,793,797 shares of Common Stock (the “Book-Entry Shares”) have been issued to Seller in respect of such Series F Preferred Stock pursuant to the terms of the Merger Agreement and in accordance with the Instruction Letter without such SoftBank Certificate having been delivered to the Transfer Agent, and that no additional shares of Common Stock or any other capital stock of the Company will be issued upon delivery of any such SoftBank Certificate.

Article 2
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby makes the following representations and warranties to the Company:

2.1         Existence.  The Seller is a private limited company incorporated and existing under the laws of England and Wales.

2.2         Power and Authority.  The Seller has the full right, power and authority to execute and deliver this Repurchase Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Repurchase Agreement and the consummation of the transaction contemplated hereby has been duly and validly taken.

2.3         Authorization.  This Repurchase Agreement has been duly authorized, executed and delivered by or on behalf of the Seller and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

2.4         No Conflicts.  The execution, delivery and performance by the Seller of this Repurchase Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Seller is a party or by which the Seller is bound, (b) result in any violation of the provisions of the organizational documents of the Seller or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach, violation or default that would not materially and adversely affect the sale of the Repurchase Shares and the consummation of any other transaction herein contemplated.

2.5         Title.  As of the date hereof and immediately prior to the delivery of the Repurchase Shares at any closing under this Repurchase Agreement, the Seller is the sole legal and beneficial owner of, and holds, and will hold, good and valid title to the Repurchase Shares, free and clear of all Encumbrances.  As of immediately prior to the Effective Time, the Seller was the sole legal and beneficial owner of, and held good and valid title to the Book-Entry Shares, free and clear of all Encumbrances.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Seller:

3.1         Existence.  The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

3.2         Power and Authority.  The Company has the full right, power and authority to execute and deliver this Repurchase Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Repurchase Agreement and the consummation of the transaction contemplated hereby has been duly and validly taken.

3.3         Authorization.  This Repurchase Agreement has been duly authorized, executed and delivered by or on behalf of the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

3.4         No Conflicts.  The execution, delivery and performance by the Company of this Repurchase Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound, (b) result in any violation of the provisions of the organizational documents of the Company or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach violation or default that would not materially and adversely affect the purchase of the Repurchase Shares and the consummation of any other transaction herein contemplated.

3.5         Company Board Approval.  The Board of Directors of the Company has adopted resolutions in advance specifically approving, for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Repurchase Transactions and any other transactions involving dispositions to, or acquisitions from, the Company of the Common Stock or other “equity securities” or “derivative securities” (each as defined for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder), as may be carried out in connection with the transactions contemplated herein.

Article 4
MISCELLANEOUS

4.1          Termination.  This Repurchase Agreement may be terminated prior to the Repurchase Closing (i) by mutual written consent of the Company and the Seller or (ii) by either the Company or the Seller on or after 11:59 p.m. ET on  the Agreement End Date if the Repurchase Closing shall not have occurred by such date.

4.2         Further Assurances.  Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such agreements, instruments and other documents, and take such other actions consistent with the terms of this Repurchase Agreement, as the other party may reasonably require from time to time in order to carry out the purposes of this Repurchase Agreement.

4.3         Survival.  All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Repurchase Agreement and the consummation of the transactions contemplated thereby.

4.4         Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Repurchase Agreement may be amended or waived only by written agreement executed by the parties hereto.

4.5         Assignment; Binding Agreement.  This Repurchase Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto, and neither party may assign any of its rights or delegate any of its obligations hereunder without the express written consent of the other party, except that the Seller may transfer and assign all rights and obligations arising under this Repurchase Agreement to its affiliates; provided, that no such transfer shall relieve Seller of its obligations arising under this Repurchase Agreement.

4.6         No Third Party Beneficiaries.  Nothing in this Repurchase Agreement shall convey any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Repurchase Agreement.

4.7         Entire Agreement.  This Repurchase Agreement constitutes the sole and entire agreement among the parties with respect to the subject matter of this Repurchase Agreement, and supersedes all prior representations, agreements and understandings, written or oral, with respect to the subject matter hereof.

4.8         Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.  To the extent that any such provision is so held to be invalid, illegal or unenforceable, the parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

4.9         Counterparts.  This Repurchase Agreement may be signed in any number of counterparts, each of which shall be deemed an original (including signatures delivered via facsimile or electronic mail) with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto may deliver this Repurchase Agreement by facsimile or by electronic mail and each party shall be permitted to rely on the signatures so transmitted to the same extent and effect as if they were original signatures.

4.10       Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(a)          THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between the parties arising out of or relating to this Repurchase Agreement, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 4.11 shall be effective service of process for any such action.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS REPURCHASE AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS REPURCHASE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.10(b).

4.11        Notices.

(a)          Unless otherwise provided in this Repurchase Agreement, all notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next business day, (ii) on the next business day if sent by overnight courier and delivered on such business day within ordinary business hours and, if not, the next business day following delivery; and (iii) when received, if received during normal business hours and, if not, the next business day after receipt, if delivered by means other than those specified above.  Such notices shall be delivered to the address set forth below, or to such other address as a party shall have furnished to the other party in accordance with this Section.

If to the Seller, to:

SoftBank Group Capital Limited
1 Circle Star Way, 4F
San Carlos, California 94070
Attn: Stephen Lam
Email: sbgi-notice@softbank.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Attn: Susan H. Mac Cormac
Email: SMaccormac@mofo.com

If to the Company, to:

SoFi Technologies, Inc.
234 1st Street
San Francisco, CA 94129
Attention: Investor Relations
Email: ir@sofi.org

with a copy to (which shall not constitute notice):

SoFi Technologies, Inc.
10701 Parkridge Blvd., Suite 120
Reston, VA 20191
Attention: Robert Lavet, General Counsel
Email: rlavet@sofi.org

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Attention: Raaj S. Narayan
Email: rsnarayan@wlrk.com

4.12       Interpretation.  The headings contained in this Repurchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Repurchase Agreement.

[Signature Page Follows]

In witness whereof, the parties have caused this Repurchase Agreement to be executed and delivered as of the date first above written.

SOFTBANK GROUP CAPITAL LIMITED

By:	/s/ Michel Combes
Name: Michel Combes
Title: Director

SOFI TECHNOLOGIES, INC.

By:	/s/ Anthony Noto
Name: Anthony Noto
Title: Chief Executive Officer

[Signature Page to Share Repurchase Agreement]